PRICING SUPPLEMENT NO. 3                                        Rule 424(b)(2)
(To Prospectus dated June 25, 1998 and Prospectus            File No.33-49285
Supplement dated July 30, 1999)

                             EASTMAN KODAK COMPANY
                          Medium-Term Notes, Series A
                               Fixed Rate Notes
                    Due 9 months or More from Date of Issue

Principal amount:                       $500,000,000

Issue date:                             June 26, 2001

Stated maturity:                        June 15, 2006

Interest rate:                          6.375%

Interest payment dates:                 June 15 and December 15

Issue price:                            99.31%

Agents:                                 Credit Suisse First Boston Corporation
                                        Lehman Brothers Inc.
                                        ABN AMRO Incorporated
                                        BNP Paribas Securities Corp.
                                        Fleet Securities, Inc.
                                        J.P. Morgan Securities, Inc.
                                        Mizuho International plc
                                        Salomon Smith Barney, Inc.
                                        Scotia Capital (USA) Inc.

Agents' discount or commission:         .500 %

CUSIP number:                           27746QAC8

ISIN number:                            US27746QAC87

Redemption:                              X  We cannot redeem this note prior to
                                        ___ maturity
                                            We can redeem this note prior to
                                        ___ maturity


                                           redemption date     redemption price
                                           ---------------     ----------------


Optional repayment:                     X   You cannot elect to have this note
                                       ___  repaid prior to maturity
                                       ___  You can elect to have this note
                                            repaid prior to maturity

                                           repayment date      repayment price
                                           --------------      ----------------


Original Issue Discount note:          ___  Yes     X   No
                                                    ___

                                        Total amount of original issue discount:
                                        Yield to maturity:
                                        Initial accrual period original issue
                                        discount:

Amortizing note:                       ___  Yes     X   No
                                                   ___

Optional Interest Rate Reset:          ___  Yes     X   No
                                                   ___

Extension of Maturity                  ___  Yes     X   No
                                                   ___


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Other terms:                            If the notes are amortizing notes or the
                                        notes have an optional interest rate
                                        reset or the possibility of an
                                        extension of maturity, or if there are
                                        other additional features of these
                                        notes that have not been described, we
                                        will provide additional information
                                        below.

On June 21, 2001, we increased the size of our Series A Medium-Term Note program from $1,000,000,000 to $2,200,000,000. So far, we have issued $1,000,000,000 of notes, including the notes covered by this pricing supplement and $150,000,000 of floating rate notes being issued at the same time.

Certain legal matters will be passed upon for the agents by Sidley Austin Brown & Wood LLP.

             The date of this pricing supplement is June 21, 2001.